Exhibit 4.26

The Commissioners of Her Majesty’s Treasury (the “Treasury”)
1 Horse Guards Road
London
SW1A 2HQ

The Secretary of State, Department for Business, Innovation and Skills (“BIS”)
1 Victoria Street
London
SW1H 0ET

The Secretary of State, Department for Communities and Local Government (“DCLG”)
Eland House
Bressenden Place
London
SW1E 5DU

23 March 2010

Ladies and Gentlemen,

2010 LENDING COMMITMENTS

1.           Introduction

We refer to the deed poll entitled “Lending Commitments” dated 26 February 2009 executed by The Royal Bank of Scotland plc (the “Participating Institution”) in favour of the Treasury, BIS (then known as the Department for Business, Enterprise and Regulatory Reform) and DCLG (as further amended on 18 May 2009 and 26 November 2009) (the “LCDP”).

The LCDP specified: (i) the lending commitments given by the Participating Institution for itself and on behalf of its Group, comprising Business Lending Commitments and a Homeowner Lending Commitment; and (ii) certain associated undertakings being given by the Participating Institution in connection with the implementation and operation of the Lending Commitments.

The LCDP specified commitments for the 12 month period commencing 1 March 2009 (the “2009 commitment period”) and the 12 month period commencing 1 March 2010 (the “2010 commitment period”). Pursuant to paragraph 6 of the LCDP, and in consequence of an ongoing dialogue between the Participating Institution and the Government Departments, the Government Departments consider that it is appropriate to change the Business Lending Commitments for the 2010 commitment period and to adjust the undertakings given in connection with the implementation and operation of the Homeowner Lending Commitment for that period.

The Participating Institution hereby amends the LCDP (pursuant to paragraph 12.6 of the LCDP) as follows. Such amendments shall take effect with respect to the 2010 commitment period upon confirmation of the consent of the Government Departments to these amendments by their countersigning below. The remaining provisions of the LCDP shall in all other respects remain unamended and in full force and effect.

2.           Adjustment of the LCDP in respect of the 2010 commitment period

2.1 Introduction

This paragraph amends the LCDP in so far as it relates to the 2010 commitment period.

2.2 Business l ending Commitments: 2010 commitment

(A) In the heading to paragraph 4.2, at the end add “: 2009 commitment period”.

(B) In paragraph 4.2(A), delete “and the 12 month period commencing 1 March 2010 (“the “2010 commitment period”)” and for “4.8” substitute “4.7”.

(C) For paragraph 4.8, substitute:

“4.8 Aggregate Business Lending Commitment: 2010 commitment

In respect of the 12 month period commencing 1 March 2010 (the “2010 commitment period”), the Participating Institution undertakes to provide gross new lending to Relevant Businesses of, in aggregate, £50.0 billion. In satisfying this aggregate lending commitment. the Participating Institution shall lend to each Relevant Business Category (at a minimum) the amount specified in paragraphs 4.8A. 4.8B and 4.8C.

Paragraph 8 imposes obligations on the Participating Institution to provide monthly reports to the Government Departments in relation to new lending to Relevant Businesses on both a net and gross basis.

In determining what is “gross new lending” for the purposes of this Deed Poll, the Participating Institution shall:

(A) include the full amount of a facility, even if not drawn in full (and to the extent that this sub-paragraph conflicts with paragraph 4.9, that paragraph shall not apply);

(B) include the refinancing of an existing facility where the facility is treated by the Participating Institution as a new facility (as evidenced for example by being accorded a new account or ID number);

(C) include any increase to an overdraft facility currently made available to a customer of the Participating Institution where no material changes to the terms of the facility are made; and

(D) to the extent not inconsistent with sub-paragraphs (A) to (C), apply an approach which is consistent with the approach taken to calculating compliance with the Business Lending Commitments in the 2009 commitment period.

4.8A SMEs: 2010 Commitment

The Participating Institution undertakes that, in respect of the 2010 commitment period, its gross new lending to SMEs will be at least £30.0 billion.

4.8B Mid-Corporates: 2010 Commitment

The Participating Institution undertakes that, in respect of the 2010 commitment period, its gross new lending to Mid-Corporates will be at least £9.5 billion.

4.8C Large Corporates: 2010 Commitment

The Participating Institution undertakes that, in respect of the 2010 commitment period, its gross new lending to Large Corporates will be al least £10.5 billion.”.

2.3 Homeowner lending Commitments

(A) In paragraph 5.6, after “actively participate”, insert “and support eligible borrowers’ applications”.

(B) In paragraph 5.7, at the end of sub-paragraph (C) insert:

“and

(D) help eligible first time buyers by supporting their participation in Government-supported equity loan schemes including by:

(i) offering interest rates to eligible first time buyers participating in such schemes which are similar to interest rates offered to other first time buyers;

(ii) for eligible first time buyers participating in such schemes, seeking to maintain the minimum deposit requirement at 5% of the share purchased;

(iii) providing prior notice to the Government Departments of any increase in the minimum deposit requirement, combined with an explanation of the rationale behind the intended increase; and

(iv) keeping the need for a minimum deposit requirement under review”.

2.4 Business Lending Commitments: monitoring of net lending

In paragraph 8.2, for sub-paragraph (A) substitute:

“(A) a segmental analysis showing gross new lending divided by both size of business (corresponding to the Relevant Business Categories) and industry sector;

(AB) a segmental analysis showing new lending on a net basis divided by both size of business (corresponding to the Relevant Business Categories) and industry sector;”.

3.           Incorporation of terms of the LCDP

Paragraph 12 of the LCDP applies to this Deed Poll as if set out in it and for this purpose references in that paragraph to “this Deed Poll” shall include this Deed Poll.

IN WITNESS WHEREOF this Deed Poll has been executed and deliver as a deed on March 2010.

Executed and delivered as a deed by	)
THE ROYAL BANK OF SCOTLAND PLC	)
acting by two directors / one director and its	)	By:	/s/ [ILLEGIBLE]
	)		Director
)
)
	)	By:	/s/ M. R. McLean
	)		Director/Secretary

Consented to by

____________________________________
for and on behalf of
The Commissioners of Her Majesty's Treasury

____________________________________
for and on behalf of
The Secretary of State, Department for Business, Innovation and Skills

____________________________________
for and on behalf of
The Secretary of State, Department for Communities and Local Government